Exhibit 10.6
THE J. M. SMUCKER COMPANY
VOLUNTARY DEFERRED COMPENSATION PLAN
(Amended and Restated Effective January 1, 2009)
     The J. M. Smucker Company Deferred Compensation Plan (hereinafter referred to as the “Plan”), established effective as of May 1, 2003, by The J. M. Smucker Company, (hereinafter referred to as the “Company”) and will be maintained by the Company for the purpose of providing benefits for certain employees as provided herein. The Plan was amended and restated in good faith, effective January 1, 2005, in order to comply with Code §409A and the regulations and other guidance promulgated thereunder, and is now further amended to clarify certain provisions of the Plan in order to assure more fully that the Plan is compliant with Code §409A.
ARTICLE I
ELIGIBILITY AND PARTICIPATION
     Section 1.1 Participants. The Company’s Board of Directors has identified certain members of management who are highly compensated employees eligible to participate in the Plan and has provided such individuals with written notice of eligibility (each a “Participant”).
     Section 1.2 Elections to Defer. The individuals described in Section 1.1 shall be eligible to participate in the Plan and may do so by filing a written election with the Company in such form as approved by the Company. In the first year in which a Participant becomes eligible to participate in the Plan, in order to participate in the Plan, the newly eligible Participant must make an election to defer compensation for services to be performed for the Company within 30 days after he or she becomes eligible. Subsequent elections to defer payment of compensation that would otherwise be paid as annual base salary must be made before the beginning of the calendar year for which the compensation is earned. Subsequent elections to defer payment of compensation that would otherwise be paid as an annual bonus award must be made before the beginning of the fiscal year (May 1) for which the bonus compensation is earned.
     Section 1.3 Participant Accounts. For each Participant, the Company shall establish and maintain a separate deferred compensation account (the “Voluntary Deferral Account”). The amount of each Participant’s compensation which is deferred pursuant to the deferral election form shall be credited to the Voluntary Deferral Account as of the date such compensation otherwise would be payable. Participants shall always be 100% percent vested in the balance in their Voluntary Deferral Account and any earnings and losses on such amounts. In addition, for each Participant who has a Grandfathered Benefit, as defined in this Section 1.3, the Company shall determine the portion of the Participant’s Voluntary Deferral Account that is a Grandfathered Benefit (as defined in this Section 1.3) (the “Grandfathered Portion”) which shall consist of all amounts to which a Participant has a legally binding right to be paid and to which the right to be paid was earned and vested prior to January 1, 2005, and any earnings or losses on such amounts (the “Grandfathered Benefit”). Determination of the Grandfathered Benefit shall be made in accordance with the provisions of Code § 409A and Treasury Regulation §1.409A-6(a)(3)(ii) and (iv). No amount shall actually be set aside for payment under the Plan, and the Voluntary Deferral Account shall be maintained for record keeping purposes only. Any Participant to whom an amount is credited under the Plan shall be deemed a general, unsecured creditor of the Company.
     Section 1.4 Elections to Defer Compansation. Any Participant may defer all or any portion (up to the limits specified in Section 2.1 of this Plan) of his or her compensation otherwise earned by him or her for the calendar year or fiscal year, as applicable, beginning after the date of such election. Any amounts deferred shall be paid to the Participant only as provided in this Plan. Any Participant may change the amount of, or suspend, future deferrals with respect to compensation otherwise payable to him or her for calendar or fiscal years, as applicable, beginning after the date of change or suspension. The election to defer shall be irrevocable as to the deferred compensation for the period for which the election is made.
ARTICLE II
DEFERRED COMPENSATION
     Section 2.1 Deferred Compensation. Each Participant will have the right to defer up to fifty percent (50%) of his/her respective annual base salary and up to one hundred percent (100%) of his/her respective annual bonus award, and such amounts will be deemed contributed to the Participant’s Voluntary Deferral Account. Annually, the Company will provide to each Participant an election to defer form, either as a paper form or electronically, which must be completed before: (i) December 31, in order to be effective for the subsequent calendar year’s compensation that would otherwise have been paid as annual base salary, and (ii) April 30, in order to be effective for the subsequent fiscal year’s compensation that would otherwise have been paid as an annual bonus award.

     Section 2.2 Deemed Investment Earnings. All amounts credited under the terms of the Plan to the Voluntary Deferral Account maintained in the name of a Participant by the Company shall be credited with earnings or losses based upon the Participant’s deemed investments made pursuant to an investment election form provided by the Company either as a paper form or electronically. The investment vehicles available pursuant to this Plan are listed in Exhibit A attached to the Plan. Such earnings or losses shall continue to be credited to the Participant’s balance in the Voluntary Deferral Account until the entire amount credited to the account has been distributed to the Participant or to the Participant’s beneficiary in accordance with a beneficiary designation form delivered to the Company. The Company retains the right to change the available investment vehicles at its sole discretion. Participants will have the right to change deemed investment vehicles in accordance with administrative procedures adopted by the Company by completing new investment elections in the paper or electronic form provided by the Company.
ARTICLE III
DISTRIBUTION
     Section 3.1 Distribution of Grandfathered Benefit. Notwithstanding any provisions of the Plan to the contrary, distribution of a Grandfathered Benefit shall be determined in accordance with the provisions of the Plan in effect on December 31, 2004, and as provided on Addendum I to the Plan.

      Section 3.2 Distribution of Nongrandfathered Benefit. Distribution of amounts deferred with respect to a Participant under the Plan, other than a Grandfathered Benefit, will be payable as set forth below or in Section 3.3, as applicable, based on the earliest to occur of such Participant’s Separation from Service, death (to which Section 3.3(a) applies) or Total Disability (to which Section 3.3(b) applies). In the event death causes a Separation from Service, death shall be deemed to be the earliest event to occur under the Plan.
     If Separation from Service is the earliest such event for a Participant (and such Separation from Service does not occur within the two years following a Change in Control, in which case Section 3.3(c) applies) then payment shall be made or commence on the first anniversary of the date on which such Participant has a Separation from Service. Such distributions will be made in ten annual installments on the first through the tenth anniversaries of the date the Participant has such a Separation from Service, and shall reflect any gains or losses in the Participant’s Voluntary Deferral Account in such manner as the Company shall determine. In the alternative, the Participant may select one of the distribution alternatives set forth below:
     (a) a lump sum payment made within 60 days of such Separation from Service; or
     (b) substantially equal annual installments for not less than two (2) and not greater than ten (10) years. Distribution shall commence on the first anniversary of the date on which the Participant has such Separation from Service, with subsequent installments made on each anniversary date following the date of the first installment. The final installment will be the balance of the Participant’s Voluntary Deferral Account.
     Selection of an alternative form of distribution must be made prior to the calendar year or fiscal year, as applicable, in which the compensation would be otherwise paid, as provided in Section 1.2 of the Plan. Subsequent changes to an election of an alternative form of distribution or any election to defer the commencement of distribution, with respect to amounts deferred in any calendar year or fiscal year, as applicable, shall not be effective unless the election satisfies the following requirements:
     (1) A change of election will not be effective until at least twelve (12) months after the date on which it is filed by the Participant with the Company.
     (2) A change of election with respect to a payment commencing on, or made on, a specified date may not be filed with the Company less than twelve (12) months prior to such date.
     (3) A change of election with respect to a time of payment or a method of payment must provide that the payment subject to the change be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made except in the event of a payment made on account of the Participant’s death or Total Disability.
The Company may impose such other restrictions and limitations on subsequent changes to an election relating to the time or form of distribution as it determines appropriate.
     Section 3.3 Distribution of Nongrandfathered Benefit in Event of Death, Total Disability or Separation after a Change in Control. To the extent applicable pursuant to Section 3.2:
     (a) Within 30 days following the date on which a Participant dies, the Company will distribute to the Participant’s primary beneficiary in a single lump sum the amount credited to the Participant’s Voluntary Deferral Account. If the primary beneficiary is no longer alive, then such amounts shall be distributed to the Participant’s secondary beneficiary. If a Participant has not designated a beneficiary, or if no designated beneficiary is living on the date of distribution, then such amounts shall be distributed to such Participant’s spouse, or if deceased, or none, then to the Participant’s children, per stirpes, or if none, then to the Participant’s estate.
     (b) Within 30 days following the date on which a Participant incurs a Total Disability,

the Company will distribute to the Participant in a single lump sum the amount credited to his Voluntary Deferral Account.
     (c) If a Participant incurs a Separation from Service for any reason (whether by reason of his voluntary or involuntary termination of employment) within the two years following a Change in Control, the Company will distribute to the Participant in a single lump sum within 30 days following the date of such Separation from Service the amount credited to the Participant’s Voluntary Deferral Account.
     Section 3.4 Distribution of Nongrandfathered Benefit upon Death following Separation from Service. If a Participant should die after Separation from Service and before distribution of the full amount of the Voluntary Deferral Account has been made to the Participant (whether before or after payments have commenced), any remaining amounts shall be distributed to the Participant’s primary beneficiary by the same method as distributions were being made to the Participant or were scheduled to be made. If the primary beneficiary is no longer alive, then such amounts shall be distributed to the Participant’s secondary beneficiary. If a Participant has not designated a beneficiary, or if no designated beneficiary is living on the date of distribution, then, such amounts shall be distributed to such Participant’s spouse, or if deceased or none, then to the Participant’s children per stirpes, or if none, then to the Participant’s estate.
     Section 3.5 Distribution of Small Amounts. If, at any time following Separation from Service, the value of a Participant’s Voluntary Deferral Account is less than $10,000, the Company may elect to distribute such account balance in a lump sum payment regardless of the Participant’s election.
     Section 3.6 Distributions of Amounts in Excess of Code § 162(m). Notwithstanding

the above provisions, no amount may be distributed from the Plan if the Company reasonably anticipates that such amount would not be deductible under Code §162(m), as determined by the Board of Directors in its sole discretion, and in accordance with Code §409A and the Treasury regulations promulgated thereunder.
     Section 3.7 Distributions of Amounts Deemed Includable in Gross Income. Notwithstanding any provisions of the Plan to the contrary, if, at any time, a court or the Internal Revenue Service determines that an amount in a Participant’s Voluntary Deferral Account is includable in the gross income of the Participant and subject to tax, the Board of Directors of the Company may, in its sole discretion, and in accordance with Code § 409A and the Treasury regulations promulgated thereunder, permit a lump sum distribution of an amount equal to the amount determined to be includable in the Participant’s gross income.
     Section 3.8 Distributions of Amounts in Violation of Securities Laws. Notwithstanding any provisions of the Plan to the contrary, a payment under the Plan may be delayed if the Company reasonably anticipates that the making of such payment will violate Federal securities laws or other applicable law, in the Company’s sole discretion, and in accordance with Code §409A and the Treasury regulations promulgated thereunder, provided that the payment is made on the earliest at which the Company reasonably anticipates that the making of the payment will not cause such violation.
     Section 3.9 Six-Month Delay of Distributions to Specified Employees. Under no circumstances, other than death as set forth above, will a Participant who is a Specified Employee, as of the date of the Participant’s Separation from Service, receive a distribution under the Plan earlier than six (6) months following such Participant’s Separation from Service.

ARTICLE IV
AMENDMENT AND TERMINATION OF PLAN
     The Company reserves the right to amend or terminate the Plan at any time, prospectively or retroactively, through an instrument executed by an officer pursuant to authorization or ratification by the Board or by any committee designated by the Board. Any termination shall be in writing and shall be effective when made. In the event the Company elects to terminate the Plan, any amounts credited to the Voluntary Deferral Account of any Participant shall remain subject to the provisions of the Plan (including Article III and Addendum I, as applicable) and distribution will not be accelerated because of the termination of the Plan, except as otherwise provided in an amendment to this Plan, and under the circumstances permitted in accordance with Code §409A. Notification to Participants of any amendment or termination shall be in writing and delivered by first class mail, addressed to each Participant at the Participant’s last known address, or by such other method as the Company may determine. No amendment or termination shall directly or indirectly reduce the balance of any Voluntary Deferral Account described in this Plan as of the later of the date of such amendment or termination, or the effective date of such amendment or termination. No additional credits or contributions will be made to the Voluntary Deferral Accounts of the Participants under the Plan after termination of the Plan, but Voluntary Deferral Accounts of the Participants under the Plan will continue to fluctuate with investment gains and losses until all benefits are distributed to the participants or to their beneficiaries.

ARTICLE V
CLAIMS PROCEDURE
     Section 5.1 Claims Reviewer. For purposes of handling claims with respect to this Plan, the “Claims Reviewer” shall be the benefits committee, unless another person or organizational unit is designated by the Company as Claims Reviewer.
     Section 5.2 Claims for Benefits. An initial claim for benefits under the Plan must be made by the Participant or his or her beneficiary in accordance with the terms of the Plan through which the benefits are provided. Not later than 90 days after receipt of such a claim, the Claims Reviewer will render a written decision on the claim to the claimant, unless special circumstances require the extension of such 90-day period. If such extension is necessary, the Claims Reviewer shall provide the Participant or the Participant’s beneficiary with written notification of such extension before the expiration of the initial 90-day period. Such notice shall specify the reason or reasons for such extension and the date by which a final decision can be expected.. In no event shall such extension exceed a period of 90 days from the end of the initial 90-day period.
     In the event the Claims Reviewer denies the claim of a Participant or the beneficiary in whole or in part, the Claims Reviewer’s written notification shall specify, in a manner calculated to be understood by the claimant, the reason for the denial; a reference to the Plan or other document or form that is the basis for the denial; a description of any additional material or information necessary for the claimant to perfect the claim; an explanation as to why such information or material is necessary; and an explanation of the applicable claims procedure.
     Should the claim be denied in whole or in part and should the claimant be dissatisfied with the

Claims Reviewer’s disposition of the claimant’s claim, the claimant may have a full and fair review of the claim by the Company (but not the same person who reviewed the initial claim, or subordinate of such person) upon written request therefore submitted by the claimant or the claimant’s duly authorized representative and received by the Company within 60 days after the claimant receives written notification that the claimant’s claim has been denied In connection with such review, the claimant or the claimant’s duly authorized representative shall be entitled to review pertinent documents and submit the claimant’s views as to the issues, in writing. The Company shall act to deny or accept the claim within 60 days after receipt of the claimant’s written request for review unless special circumstances require the extension of such 60-day period. If such extension is necessary, the Company shall provide the claimant with written notification of such extension before the expiration of such initial 60-day period. In all events, the Company shall act to deny or accept the claim within 120 days of the receipt of the claimant’s written request for review. The action of the Company shall be in the form of a written notice to the claimant and its contents shall include all of the requirements for action on the original claim.
     In no event may a claimant commence legal action for benefits the claimant believes are due to the claimant until the claimant has exhausted all of the remedies and procedures afforded the claimant by this Article V.
ARTICLE VI
ADMINISTRATION
     Section 6.1 Plan is Unfunded. The right of a Participant or the Participant’s beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither a Participant nor his or her designated beneficiary shall have any rights in or against any amount credited to any Voluntary Deferral Accounts under this Plan or any other assets of the Company. The Plan at all times shall be considered entirely unfunded both for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. Any funds invested hereunder shall continue for all purposes to be part of the general assets of the Company and available to its general creditors in the event of bankruptcy or insolvency. Voluntary Deferral Accounts under this Plan and any benefits which may be payable pursuant to this Plan are not subject in any manner to anticipation, sale, alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or a Participant’s beneficiary. The Plan constitutes a mere promise by the Company to make benefit payments in the future. No interest or right to receive a benefit may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.
     Section 6.2 Plan Administration. The Plan shall be administered by the benefits committee or such other committee as designated by the Board of Directors of the Company. The committee administering the Plan shall have the authority, duty and power to interpret and construe the provisions of the Plan and the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder The Board shall have the authority to determine and identify participants eligible to participate in the Plan.
     Section 6.3 Expenses of Administration. Expenses of administration shall be paid by the Company. The committee administering the Plan shall be entitled to rely on all tables, valuations, certificates, opinions, data and reports furnished by any actuary, accountant, controller, counsel or other person employed or retained by the Company with respect to the Plan.
     Section 6.4 Individual Participant Accounts. The committee administering the Plan shall furnish individual annual statements of accrued benefits to each Participant, or current beneficiary, in such form as determined by the Company or as required by law.
     Section 6.5 No Guaranty of Plan Benefits or of Employment. The sole rights of a Participant or beneficiary under this Plan shall be to have this Plan administered according to its provisions, to receive whatever benefits he or she may be entitled to hereunder, and nothing in the Plan shall be interpreted as a guaranty that any funds in any trust which may be established in connection with the Plan or assets of the Company will be sufficient to pay any benefit hereunder. Further, the adoption and maintenance of this Plan shall not be construed as creating any contract of employment between the Company and any Participant. The Plan shall not affect the right of the Company to deal with any participants in employment respects, including their hiring, discharge, compensation, and conditions of employment.
     Section 6.6 Incompetent Participant. The Company may from time to time establish rules and procedures which it determines to be necessary for the proper administration of the Plan and the benefits payable to an individual in the event that individual is declared incompetent and a conservator or other person legally charged with that individual’s care is appointed. Except as otherwise provided herein, when the Company determines that such individual is unable to manage his or her financial affairs, the Company may pay such individual’s benefits to such conservator, person legally charged with such individual’s care, or institution then contributing toward or providing for the care and maintenance of such individual. Any such payment shall constitute a complete discharge of any liability of the Company and the Plan for such individual.
     Section 6.7 Lost Participants. Each Participant shall keep the Company informed of his or her current address and the current address of his or her designated beneficiary. The Company shall not be obligated to search for any person.

     Section 6.8 No Liability. Notwithstanding any provision herein to the contrary, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Participant, former Participant, designated beneficiary, or any other person for any claim, loss, liability or expense incurred in connection with the Plan, including without limitation, the investment performance of any deemed investments, unless attributable to fraud or willful misconduct on the part of the Company or any such employee or agent of the Company.
     Section 6.9 Applicable Law. All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States, and to the extent not preempted by such laws, by the laws of the State of Ohio.
     Section 6.10 Compliance with Code §409A. To the extent applicable, it is intended that this Plan and any deferrals of compensation made hereunder comply with the provisions of Code §409A. This Plan and any deferrals or compensation made hereunder shall be administrated in a manner consistent with this intent, and any provisions that would cause this Plan or any grant made hereunder to fail to satisfy Code §409A shall have no force and effect until amended to comply with Code §409A (which amendment may be retroactive to the extent permitted by Code §409A and may be made by the Company without the consent of Participants). Any reference in this Plan to Code §409A will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to Code §409A by the U.S. Department of the Treasury or the Internal Revenue Service. In no event, however, shall this section or any other provisions of this Plan be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Plan and the Company shall have no responsibility for tax or legal consequences to any Participant (or beneficiary) resulting from the terms or operation of this Plan.

ARTICLE VII
DEFINITIONS
Whenever used in the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized in this document.
7.1 “Change of Control” means the definition of change of control provided in The J. M. Smucker Company 2006 Equity Compensation Plan (the “2006 Plan”) provided that, for purposes of distributions from the Plan (other than Grandfathered Benefits), such distribution shall only be made on the basis of a Change in Control to the extent that the event constitutes a “change in ownership or effective control” of the Company or “in the ownership of a substantial portion of the assets” of the Company (as determined under Code §409A, and Treasury regulation §1.409A-3(i)(5)).
7.2 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any lawful regulations or other pronouncements relating thereto.
7.3 “Company” means The J. M. Smucker Company and any of its subsidiaries or affiliated business entities, as determined in accordance with the provisions contained in Code §414.
7.4 “Participant” means any employee described in Article I of this Plan.
7.5 “Plan” means The J. M. Smucker Company Voluntary Deferred Compensation Plan, as of May 1,

2003, amended and restated effective January 1, 2005, and as further amended and restated herein effective January 1, 2009, and including any subsequent amendments thereto.
7.6 “Separation from Service” means a separation from service as defined in Code §409A with the Company and all other related employers of the Company (as determined under Code §414), which Code §409A is incorporated herein by reference, generally including the severance of the Employee’s employment relationship for any reason, voluntarily or involuntarily, and with or without cause, including without limitation, quit, discharge, retirement, death, leave of absence (including military leave, sick leave, or other bona fide leave of absence if the period of such leave exceeds the greater of six (6) months, or the period for which the Employee’s right to reemployment is provided either by statute or by contract) or permanent decrease in service to the Company and all such other related employers to a level that is no more than twenty percent (20%) of its prior level.
7.7 “Specified Employee” refers to an individual defined in Code §416(i) without regard to paragraph (5) of that Section as of the date of the individual’s Separation from Service determined as provided in Treasury Regulation §1.409A-1(i).
7.8 “Totally Disabled” or “Total Disability” means the first to occur of the following conditions, all as determined in accordance with Code §409A:
(a) The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expect to last for a continuous period of not less than 12 months, or
(b) The Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under any plan covering employees of the Employer, or
(c) The Participant has been determined to be totally disabled by the Social Security Administration.
The Company hereby adopts this Amendment and Restatement of the Plan effective as of January 1, 2009.

THE J. M. SMUCKER COMPANY

/s/ Mark R. Belgya

Name: Mark R. Belgya
Title: Senior Vice President and Chief Financial Officer

DATED: December 31, 2010

ADDENDUM I
PROVISIONS WITH RESPECT TO GRANDFATHERED BENEFITS
     Section 1.1 Grandfathered Benefits. A Participant’s Grandfathered Benefit, as defined in Section 1.3 of the Plan, shall be determined in accordance with the provisions of Code §409A and Treasury Regulation §1.409A-6(a)(3)(ii) and (iv). Notwithstanding any provision of the Plan to the contrary, any Grandfathered Benefit under the Plan shall be subject to the provisions of the Plan in effect on December 31, 2004, and as provided in this Addendum I.
     Section 1.2 Distributions Upon Retirement or Termination of Employment. Distribution of a Grandfathered Benefit under the Plan will commence, on the first anniversary of the date on which a Participant’s employment with the Company and all other related employers of the Company (as determined under Code §414) terminates for any reason, (other than death, disability (as defined in the 1998 Equity and Performance Incentive Plan), or change in control (as defined in the 1998 Equity and Performance Incentive Plan)). The distributions will be in ten annual installments, and shall reflect any gains or losses in the Grandfathered Portion of the Participant’s Voluntary Deferral Account in such manner as the Company shall determine and which is consistent with Treasury Regulation §1.409A-6(a)(3)(iv). In the alternative, the Participant may select one of the alternative forms of distribution set forth below. Selection of an alternative shall be made at the time the Participant first elects to participate in the Plan in accordance with Section 1.2 of the Plan. Distribution elections as to a Grandfathered Benefit may be subsequently changed provided that such new election is made at least 12 months prior to the date that distributions under the Plan would commence.

The alternative forms of distribution are:
     (a) lump sum payable within 60 days of retirement or termination of employment; or
     (b) substantially equal annual installments for not less than two and not greater than ten years. Distribution shall commence on the first anniversary of the date on which the Participant’s employment with the Company and any other related employers of the Company (as determined under Code §414) terminates. Subsequent installments, if any, will be made on each anniversary date following the date of the first installment. The final installment will be the balance of the Grandfathered Portion of the Participant’s Voluntary Deferral Account.
     Section 1.3 Distribution Upon Death, Disability or Change in Control. Within 30 days following the date on which a Participant’s employment with the Company and all other related employers of the Company (as determined under Code §414) terminates as a result of death, disability (as defined in Section 1.2 of this Addendum I), or change in control (as defined in Section 1.2 of this Addendum I), the Company will distribute in a single lump sum the amount constituting the Grandfathered Portion of the Participant’s Voluntary Deferral Account in accordance with this Plan, to the Participant, or in the event of death, to the Participant’s primary beneficiary. If the primary beneficiary is no longer alive, then such amounts shall be distributed to the Participant’s secondary beneficiary. If a Participant has not designated a beneficiary, or if no designated beneficiary is living on the date of distribution, then such amounts shall be distributed to such Participant’s spouse, or if deceased, or none, then to the Participant’s children, per stirpes, or if none, then to the Participant’s estate in a lump sum distribution as soon as administratively feasible following such Participant’s death.
     Section 1.4 Distribution Upon Death if Payments have Commenced. If a Participant should die before distribution of the full amount of the Grandfathered Portion of the Voluntary Deferral Account has been made to the Participant, any remaining amounts shall be distributed to the Participant’s primary beneficiary by the same method as distributions were being made to the Participant. If the primary beneficiary is no longer alive, then such amounts shall be distributed to the Participant’s secondary beneficiary by the same method as distributions were being made to the Participant. If a Participant has not designated a beneficiary, or if no designated beneficiary is living on the date of distribution, then, such amounts shall be distributed to such Participant’s spouse, or if deceased, or none, then to the Participant’s children per stirpes, or if none, then to the Participant’s estate, in a lump sum distribution as soon as administratively feasible following such Participant’s death.
     Section 1.5 Small Amount Distribution. If, at any time following termination of employment, the value of a Participant’s Voluntary Deferral Account is less than $10,000, the Company may elect to distribute such account balance in a lump sum payment regardless of the Participant’s election.
     Section 1.6 Distributions Not Deductible Under Code § 162(m). Notwithstanding the above provisions, no amount may be distributed from the Plan if the Company reasonably anticipates that such amount would not be deductible under Code §162(m), as determined by the Board of Directors in its sole discretion.
     Section 1.7 Distributions Subject to Tax. Notwithstanding the above provisions, if, at any time, a court or the Internal Revenue Service determines that an amount in the Grandfathered portion of a Participant’s Voluntary Deferral Account is includable in the gross income of the Participant and subject to tax, the Board of Directors of the Company may, in its sole discretion, permit a lump sum distribution of an amount equal to the amount determined to be includable in the Participant’s gross income.
     Section 1.8 Distributions in Violation of Securities Laws. Notwithstanding the above provisions, a payment under the Plan may be delayed if the Company reasonably anticipates that the making of such payment will violate Federal securities laws or other applicable law, in the Company’s sole discretion, provided that the payment is made on the earliest at which the Company reasonably anticipates that the making of the payment will not cause such violation.

EXHIBIT A
TO
VOLUNTARY DEFERRED COMPENSATION PLAN
Deferred amounts may be tracked with investments in either (or a combination of):
1. Common shares of the Company; or
2. Funds of Fidelity Management and Research Company or any of its affiliates, which are available as designated investments under the Company’s 401 (k) plan.